Exhibit 12

              JOHN DEERE CAPITAL CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS OF DOLLARS)

                         Six Months Ended April 30

                         1996                1995
Earnings:

 Income before income
   taxes and changes
   in accounting         $107,821            $ 93,461

Fixed charges             135,264             116,892

     Total earnings      $243,085            $210,353

Fixed charges:

Interest expense         $133,888            $115,664

Rent expense                1,376               1,228

  Total fixed charges    $135,264            $116,892

Ratio of earnings to
 fixed charges*              1.80                1.80
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                         Years Ended 31 October

Earnings:                 1995               1994

Income before income
  taxes and changes
  in accounting          $175,360            $161,809

Fixed charges            $240,913            $168,507

 Total earnings          $416,273            $330,316

Fixed charges:

Interest expense         $238,445            $166,591

Rent expense                2,468               1,916

Total fixed charges      $240,913            $168,507

Ratio of earnings to
  fixed charges*             1.73                1.96
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                         Years Ended 31 October

Earnings:                1993              1992        1991

Income before income
  taxes and changes
  in accounting          $169,339       $142,920       $110,820

Fixed charges             170,226        191,930        230,901

Total earnings           $339,565       $334,850        341,721

Fixed charges:

Interest expense         $167,787       $189,288        228,308
Rent expense                2,439          2,642          2,593

Total fixed charges      $170,226       $191,930        230,901

Ratio of earnings to
  fixed charges*             1.99           1.74            1.48


"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.